Exhibit 99.1
Sierra Pacific Resources
Michael Yackira to Become CEO of Sierra Pacific Resources; Succeeds Walter Higgins,
Effective August 1, 2007

Retiring Higgins to Continue as Chairman of Board
RENO, Nev., May 9 /PRNewswire-FirstCall/ — Sierra Pacific Resources (NYSE: SRP) today announced that its board of directors has elected Michael W. Yackira chief executive officer, effective August 1, 2007. Walter M. Higgins, the current CEO, is retiring from employment with the company, effective July 31. He will continue as a member, and chairman, of the board of directors.
Yackira, 55, will continue to serve as the company’s president, a position he has held since February 2007 when he also was elected to the board of directors. The chief operating officer position which he also assumed in February will not be refilled. Additionally, Yackira will serve as chief executive officer of the company’s two utility subsidiaries, Nevada Power Company and Sierra Pacific Power Company.
Higgins’ retirement culminates a 41-year career which included key manager/officer positions with a number of utility companies throughout the nation. During most of the past 14 years, he served as chairman and chief executive officer of Sierra Pacific Resources. Among his other professional affiliations, Higgins was president and chief operating officer of Louisville Gas & Electric Co. in Kentucky; chairman, president and CEO of AGL Resources, Inc. in Atlanta, Georgia; and spent 14 years with Portland (Oregon) General Electric, where his last position was as senior vice president, generation and transmission.
A graduate of the United States Naval Academy with a degree in nuclear science, Higgins began his career as a nuclear submarine officer. He subsequently was a nuclear engineer and, aside from his professional endeavors, served in the U.S. Naval Reserve submarine force, retiring as a captain with 29 years of service. Through the years he has been active in numerous community, philanthropic and business organizations both as a volunteer and board member.
Yackira has been with Sierra Pacific Resources since January 2003, initially as executive vice president, strategy and policy, a position he held until December of that year when he became the company’s executive vice president and chief financial officer. Since arriving in southern Nevada he has been active in community and philanthropic activities and currently serves on the board of directors of both United Way and the American Heart Association.
His professional experience prior to joining Sierra Pacific Resources included 11 years with FPL Group, a major electric utility holding company in Florida. Among the positions he held during his tenure there, Yackira was senior vice president, finance and chief financial officer; and President of FPL Energy, an industry leader in renewable energy.

Yackira, whose principal office continues to be in Las Vegas, will also maintain an office in Reno, Nevada. He and his wife Jennifer reside in Las Vegas with their pre-school-age daughter. Yackira also has two adult sons.
Higgins, 62, and his wife Jacqueline will make their home in Reno. As chairman of the board, Higgins will maintain an office at Sierra Pacific in Reno. In retirement he and his wife plan to pursue their hobbies of boating, traveling, golf, and enjoying their four granddaughters.
Headquartered in Nevada, Sierra Pacific Resources is a holding company whose principal subsidiaries are Nevada Power Company, the electric utility for most of southern Nevada, and Sierra Pacific Power Company, the electric utility for most of northern Nevada and the Lake Tahoe area of California. Sierra Pacific Power Company also distributes natural gas in the Reno-Sparks area of northern Nevada.
This press release contains forward-looking statements regarding the future performance of Sierra Pacific Resources and its subsidiaries, Nevada Power Company and Sierra Pacific Power Company, within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to a variety of risks and uncertainties that could cause actual results to differ materially from current expectations. For Sierra Pacific Resources, these risks and uncertainties include, but are not limited to, Sierra Pacific Resources’ ability to maintain access to the capital markets, Sierra Pacific Resources’ ability to receive dividends from its subsidiaries and the financial performance of Sierra Pacific Resources’ subsidiaries, particularly Nevada Power Company and Sierra Pacific Power Company. For Nevada Power Company and Sierra Pacific Power Company, these risks and uncertainties include, but are not limited to, unfavorable rulings in their pending and future rate cases, their ability to maintain access to the capital markets for general corporate purposes and to finance construction projects, and their ability to purchase sufficient fuel, natural gas and power to meet their power demands and natural gas demands for Sierra Pacific Power Company. Additional cautionary statements regarding other risk factors that could have an effect on the future performance of Sierra Pacific Resources, Nevada Power Company and Sierra Pacific Power Company are contained in their Annual Reports on Form 10-K for the year ended December 31, 2006, and in Form 10-Q for the quarter ended March 31, 2007, filed with the SEC. The Companies undertake no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.
SOURCE Sierra Pacific Resources 05/09/2007
CONTACT: Media, Andrea Smith, +1-702-367-5843, or Analysts, Britta
Carlson, +1-702-367-5624, both of Sierra Pacific Resources (SRP)
5026 05/09/2007 17:15 EDT http://www.prnewswire.com